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                                                                     EXHIBIT 4.5






                               SECOND AMENDMENT TO
                          AZURIX CORP. 1999 STOCK PLAN


         WHEREAS, AZURIX CORP. (the "Company") has heretofore adopted and maintains the Azurix Corp. 1999 Stock Plan (the "Plan"); and

         WHEREAS, the Company desires to amend the Plan;

         NOW, THEREFORE, the Plan is amended as follows:

         1. Section 3.2 of the Plan is deleted and the following is inserted in its place:

         "3.2 Nonqualified Options and Restricted Stock. Officers and other employees of the Company, Enron Corp. or of an Affiliated Company of either the Company or Enron Corp., members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive grants of Nonqualified Options or grants of Restricted Stock under the Plan."

AS AMENDED HEREBY, the Plan is specifically ratified and reaffirmed.

Date: December 13, 1999.

                                         AZURIX CORP.


                                         By: /s/ REBECCA MARK-JUSBASCHE
                                             -----------------------------------
                                                Rebecca Mark-Jusbasche
                                                Chairman and Chief Executive
                                                Officer

ATTEST:


/s/ NORMA A. TIDROW
--------------------------
Norma A. Tidrow
Deputy Corporate Secretary